Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Kathryn Chieger
Vice President – Corporate and Investor Relations
Phone:	847-735-4612

BRUNSWICK REPORTS EPS OF $0.15 IN FIRST QUARTER

LAKE FOREST, Ill., April 24, 2008 – Brunswick Corporation (NYSE: BC) reported today net earnings from continuing operations of $0.15 per diluted share for the first quarter of 2008, compared with $0.38 per diluted share for the year-ago quarter.  Results for the 2008 period include a $0.07 per diluted share loss on the planned divestiture of Baja boats, $0.09 per diluted share of restructuring and other impairment charges, and an investment sale gain of $0.10 per diluted share.  Results for the first quarter of 2007 include $0.06 per diluted share of restructuring charges and $0.03 per diluted share of tax-related benefits.
Brunswick Chairman and Chief Executive Officer Dustan E. McCoy commented, “Sales for the quarter reflected lower demand for marine products, particularly in the United States where industry retail sales were down about 17 percent in units in the first quarter.  This weakness was partially offset by sales growth from our bowling and fitness operations, as well as strong sales outside the United States in all business segments.  While benefiting from favorable currency exchange rates, our success in regions outside of the United States is also the result of our strategic focus on better serving the unique needs of our customers in these markets.  Operationally, we continue to introduce innovative new products and implement initiatives to improve quality and productivity, as well as manage pipeline inventories and reduce expenses in response to current weak market conditions for our marine products.  Financially, our balance sheet remains strong with $267 million of cash and debt-to-total capital at 27.6 percent at the end of the quarter.  Though difficult times and more hard work are ahead, we are pleased with our progress to date.”

First Quarter Results
The company said that sales in the first quarter of 2008 totaled $1,346.8 million, down 3 percent from $1,386.1 million for the year-ago quarter.  Operating earnings in the first quarter of 2008 totaled $10.3 million, compared with $53.0 million a year ago.  Operating earnings in the first quarter of 2008 include an $8.9 million loss on the planned divestiture of Baja and $13.3 million of restructuring and other impairment charges.  In the first quarter of 2007, operating earnings include $7.6 million of restructuring charges.
The company reported net earnings from continuing operations of $13.3 million, or $0.15 per diluted share, in the first quarter of 2008, versus $34.3 million, or $0.38 per diluted share, in the year-ago quarter.  Results for the first quarter of 2008 include a pretax gain on the dissolution of a bowling joint venture in Japan of $19.7 million, or $0.10 per diluted share, as well as the loss on the planned divestiture equivalent to $0.07 per diluted share and other restructuring and impairment charges equivalent to $0.09 per diluted share. Diluted earnings per share for the first quarter of 2007 include the previously mentioned $0.06 of restructuring charges and $0.03 of tax-related benefits.
The restructuring and other impairment charges in the first quarter of 2008 include severance and plant closure costs, asset write-downs and impairment charges associated with a number of actions undertaken to shrink the company’s manufacturing footprint, exit certain market segments and reduce expenses.  During the quarter, the company completed the closure of its Aberdeen, Miss., boat plant and closed its bowling pin manufacturing facility in Antigo, Wis.  In addition, the company announced that it will cease boat manufacturing at its facility in Merritt Island, Fla., mothball its Swansboro, N.C., boat plant and close its boat plant in Bucyrus, Ohio, in conjunction with the proposed sale of its Baja boat business.
The effective tax rate of 48.4 percent in the first quarter of 2008 was primarily due to a higher tax rate on the $19.7 million pretax gain on the dissolution of the bowling joint venture.  Fully diluted common shares outstanding totaled 88.3 million in the first quarter of 2008, compared with 92.0 million shares in the same period of 2007.

Boat Segment
The Boat segment consists of the Brunswick Boat Group, which produces and distributes fiberglass and aluminum boats and marine parts and accessories, and offers dealer management systems.  The Boat segment reported sales for the first quarter of 2008 of $637.8 million, down 9 percent compared with $699.0 million in the first quarter of 2007.  Sales in the U.S. were down double digits reflecting the continued weak retail markets.  The drop in domestic sales was partially offset by growth in sales outside of the U.S., primarily driven by higher sales in Europe.  For the first quarter of 2008, the Boat segment had an operating loss of $14.7 million, down from operating earnings of $19.5 million in the year-ago quarter.  The reduction in operating earnings was primarily due to lower fixed-cost absorption on lower sales, as well as $13.8 million of restructuring and impairment charges related to actions described above.  The year-ago first quarter includes $4.8 million of comparable charges.
“In response to market conditions, we continued to lower production rates to reduce pipeline inventories held by our dealers,” McCoy said.  “At the end of the quarter, there were approximately 2,800 fewer boats in our dealers’ inventories than at the same time last year.  Nevertheless, we had 35 weeks of supply on hand at quarter end, up from 34 weeks of supply a year ago, and we will be making further production cuts in the months ahead.  Consumers remain cautious in the face of an uncertain economy, a poor housing market and rising food and energy prices that erode their spending power for discretionary purchases such as boats.”
“Against this backdrop, we continued to make progress towards transforming our global manufacturing profile to achieve a smaller, more flexible manufacturing footprint as well as rationalizing our brand portfolio,” McCoy added.  “We announced that we will cease making boats at several manufacturing facilities, and we will transfer that production to other plants that will make multiple models and brands to lower our overall cost position and improve capacity utilization.  We will also continue to strategically refine our product portfolio, focusing on those brands and product segments where we see the greatest opportunity for profitable growth.”

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, reported sales of $566.0 million in the first quarter of 2008, down 1 percent from $572.6 million in the year-ago first quarter.  Operating earnings in the first quarter were $30.9 million versus $34.7 million, and operating margins declined to 5.5 percent compared with 6.1 percent for the same quarter in 2007.
“Sales from areas outside the United States were up double digits, which helped to mitigate the U.S. sales decline.  The U.S. sales shortfall was driven by lower engine sales to boat builders, as well as lower parts and accessories sales, which are tied to boat usage and engine sales,” McCoy explained.  “The decline in operating earnings was primarily due to lower sales of high-margin sterndrive engines as well as reduced fixed-cost absorption on lower sales.”

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which manufactures and sells Life Fitness, Hammer Strength and ParaBody fitness equipment.  For the first quarter of 2008, segment sales increased 3 percent to $149.2 million, up from $145.0 million in the year-ago quarter.  Segment operating earnings were $8.1 million for the first quarter of 2008, flat from the first quarter a year ago.  Operating margins were 5.4 percent versus 5.6 percent in the year-earlier quarter.
“Sales growth was driven by a significant increase in commercial equipment sales, which were up nearly double digits,” McCoy said.  “This was offset by a steep decline in the consumer segment, as individuals continue to defer purchasing discretionary items.  Operating earnings and margins were affected by a shift in commercial product mix as the growth in strength equipment sales, which carry lower margins relative to cardiovascular equipment, was disproportionately higher than the growth in cardio sales.”

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of the Brunswick retail bowling centers; bowling equipment and products; and billiards, Air Hockey and foosball tables.  Segment sales in the first quarter of 2008 totaled $113.6 million, up 7 percent from $105.8 million in the year-ago quarter.  Operating earnings were $0.9 million in the first quarter versus $8.3 million in the year-ago quarter. Operating margins were 0.8 percent as compared with 7.8 percent in 2007.
 “Sales were up in both our bowling products and retail segments, offsetting lower billiards sales,” McCoy said.  “Operating earnings for the segment during the quarter were affected by a $5.6 million charge for costs associated with the closing of the Antigo, Wis., bowling pin plant, as well as other restructuring and impairment costs.”
“The retail segment, in particular, continues to benefit as we build additional Brunswick Zone XL bowling centers, with the most recent opening in the Chicagoland area in the first quarter,” McCoy said.  “Billiards sales, however, continued to face pressure due to the slowdown in the housing market and the overall weak economy.”

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity”™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Albemarle, Arvor, Baja, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, Cypress Cay, Harris, Hatteras, Kayot, Laguna, Lowe, Lund, Maxum, Meridian, Ornvik, Palmetto, Princecraft, Quicksilver, Rayglass, Savage, Sea Boss, Sea Pro, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; IDS dealer management systems; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Dynamo, Tornado and Valley pool tables, Air Hockey and foosball tables. For more information, visit http://www.brunswick.com.

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)
	Three Months Ended
	March 29,	March 31,	%
	2008	2007	Change

Net sales	$1,346.8	$1,386.1	-3%
Cost of sales	1,077.3	1,085.2	-1%
Selling, general and administrative expense	203.1	206.8	-2%
Research and development expense	33.9	33.5	1%
Restructuring, exit and impairment charges	22.2	7.6	NM
Operating earnings	10.3	53.0	-81%
Equity earnings	4.8	6.3	-24%
Investment sale gain	19.7	-	NM
Other income (expense), net	1.1	(0.4)	NM
Earnings before interest and income taxes	35.9	58.9	-39%
Interest expense	(11.5)	(13.6)	-15%
Interest income	1.4	1.8	-22%
Earnings before income taxes	25.8	47.1	-45%
Income tax provision	12.5	12.8
Net earnings from continuing operations	13.3	34.3	-61%

Discontinued operations:
Earnings from discontinued operations, net of tax	-	3.4	NM
Gain on disposal of discontinued operations, net of tax	-	7.9	NM
Net earnings from discontinued operations	-	11.3	NM

Net earnings	$13.3	$45.6	-71%

Earnings per common share:
Basic
Net earnings from continuing operations	$0.15	$0.38	-61%
Earnings from discontinued operations, net of tax	-	0.03	NM
Gain on disposal of discontinued operations, net of tax	-	0.09	NM

Net earnings	$0.15	$0.50	-70%

Diluted
Net earnings from continuing operations (1)	$0.15	$0.38	-61%
Earnings from discontinued operations, net of tax	-	0.03	NM
Gain on disposal of discontinued operations, net of tax	-	0.09	NM

Net earnings	$0.15	$0.50	-70%

Weighted average number of shares used for computation of:
Basic earnings per share	88.2	91.4	-4%
Diluted earnings per share	88.3	92.0	-4%

Effective tax rate (2)	48.4%	27.2%

(1)			Net earnings from continuing operations of $0.15 per diluted share for the first quarter of 2008 include a loss on the planned divestiture of Baja boats of $0.07 per diluted share, other restructuring, exit and impairment charges of $0.09 per diluted share, and an investment sale gain of $0.10 per diluted share. Net earnings from continuing operations of $0.38 per diluted share for the first quarter of 2007 include restructuring, exit and impairment charges of $0.06 per diluted share and special tax-related benefits of $0.03 per diluted share.

(2)			The increase in the effective tax rate for the first quarter of 2008 was primarily due to a higher tax rate associated with the investment sale gain.

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information

	Three Months Ended
		Net Sales		Operating Earnings (1)			Operating Margin
	March 29,	March 31,	%	March 29,	March 31,	%	March 29,	March 31,
	2008	2007	Change	2008	2007	Change	2008	2007

Boat	$637.8	$699.0	-9%	$(14.7)	$19.5	NM	-2.3%	2.8%
Marine Engine	566.0	572.6	-1%	30.9	34.7	-11%	5.5%	6.1%
Marine eliminations	(119.8)	(136.2)		-	-
Total Marine	1,084.0	1,135.4	-5%	16.2	54.2	-70%	1.5%	4.8%

Fitness	149.2	145.0	3%	8.1	8.1	0%	5.4%	5.6%
Bowling & Billiards	113.6	105.8	7%	0.9	8.3	-89%	0.8%	7.8%
Eliminations	-	(0.1)		-	-
Corp/Other	-	-		(14.9)	(17.6)	15%

Total	$1,346.8	$1,386.1	-3%	$10.3	$53.0	-81%	0.8%	3.8%

(1)
Operating earnings in the first quarter of 2008 include a $22.2 million pretax restructuring charge, consisting of $13.8 million in the Boat segment, $1.5 million in the Marine Engine segment, $5.6 million in the Bowling & Billiards segment and $1.3 million in Corp/Other. Operating earnings in the first quarter of 2007 include a $7.6 million pretax restructuring charge, consisting of $4.8 million in the Boat segment and $2.8 million in the Marine Engine segment.

Brunswick Corporation
Comparative Consolidated Condensed Balance Sheets
(in millions)

	March 29,	December 31,	March 31,
	2008	2007	2007
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$267.3	$331.4	$204.0
Accounts and notes receivables, net	648.8	572.4	565.5
Inventories
Finished goods	494.3	446.7	461.2
Work-in-process	346.0	323.4	338.8
Raw materials	143.9	136.6	145.2
Net inventories	984.2	906.7	945.2
Deferred income taxes	241.9	249.9	223.0
Prepaid expenses and other	57.5	53.9	80.0
Current assets held for sale	-	-	30.3
Current assets	2,199.7	2,114.3	2,048.0

Net property	1,034.4	1,052.8	1,016.9

Other assets
Goodwill and other intangibles	921.0	924.5	984.0
Investments and other long-term assets	256.3	274.0	343.1
Long-term assets held for sale	-	-	22.6
Other assets	1,177.3	1,198.5	1,349.7

Total assets	$4,411.4	$4,365.6	$4,414.6

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$0.9	$0.8	$0.6
Accounts payable	488.0	437.3	435.4
Accrued expenses	832.2	858.1	788.1
Current liabilities held for sale	-	-	23.3
Current liabilities	1,321.1	1,296.2	1,247.4

Long-term debt	729.1	727.4	725.8
Other long-term liabilities	444.2	449.1	534.0
Long-term liabilities held for sale	-	-	9.5
Common shareholders' equity	1,917.0	1,892.9	1,897.9

Total liabilities and shareholders' equity	$4,411.4	$4,365.6	$4,414.6

Supplemental Information
Debt-to-capitalization rate	27.6%	27.8%	27.7%

Brunswick Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)
	Three Months Ended
		Revised
	March 29,	March 31,
	2008	2007 (1)
Cash flows from operating activities
Net earnings	$13.3	$45.6
Net earnings from discontinued operations	-	11.3
Net earnings from continuing operations	13.3	34.3
Depreciation and amortization	44.3	41.0
Changes in non-cash current assets and current liabilities	(136.6)	(132.2)
Impairment charges	8.4	-
Income taxes and other, net	(3.5)	31.1
Net cash used for operating activities of continuing operations	(74.1)	(25.8)
Net cash used for operating activities of discontinued operations	-	(22.6)
Net cash used for operating activities	(74.1)	(48.4)

Cash flows from investing activities
Capital expenditures	(28.3)	(39.8)
Acquisitions of businesses, net of cash acquired	-	(0.1)
Investments	(4.1)	(5.5)
Proceeds from investment sale	40.4	-
Proceeds from sale of property, plant and equipment	1.7	0.3
Other, net	0.2	12.8
Net cash provided by (used for) investing activities of continuing operations	9.9	(32.3)
Net cash provided by investing activities of discontinued operations	-	30.4
Net cash provided by (used for) investing activities	9.9	(1.9)

Cash flows from financing activities
Net issuances of commercial paper and other short-term debt	0.3	-
Payments of long-term debt including current maturities	(0.2)	(0.2)
Stock repurchases	-	(33.4)
Stock options exercised	-	4.5
Net cash provided by (used for) financing activities of continuing operations	0.1	(29.1)
Net cash used for financing activities of discontinued operations	-	-
Net cash provided by (used for) financing activities	0.1	(29.1)

Net decrease in cash and cash equivalents	(64.1)	(79.4)
Cash and cash equivalents at beginning of period	331.4	283.4
Cash and cash equivalents at end of period	$267.3	$204.0

Free Cash Flow from Continuing Operations
Net cash used for operating activities of continuing operations	$(74.1)	$(25.8)

Net cash provided by (used for):
Capital expenditures	(28.3)	(39.8)
Proceeds from sale of property, plant and equipment	1.7	0.3
Proceeds from investment sale	40.4	-
Other, net	0.2	12.8
Total free cash flow from continuing operations	$(60.1)	$(52.5)

(1)	The Company expanded its presentation of the consolidated statement of cash flows to include net earnings and net earnings from discontinued operations. Accordingly, the Company revised the quarterly 2007 consolidated statement of cash flows. Net cash flows from operating, investing and financing activities have not changed.